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[JOSLYN LOGO]

30 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

                                                                 August 22, 1995

Dear Shareholder:

    We are pleased to report that on August 20, 1995, Joslyn Corporation entered into a merger agreement with Danaher Corporation and two of its subsidiaries that provides for the acquisition of Joslyn by Danaher at a price of $34 per share. Under the terms of the proposed transaction, a Danaher subsidiary is commencing a cash tender offer for all outstanding shares of Joslyn common stock at $34 per share.

    Following the successful completion of the tender offer and upon approval by shareholder vote, if required, the Danaher subsidiary will be merged with Joslyn and all shares not purchased in the tender offer will be converted into the right to receive $34 per share in cash in the merger.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DANAHER OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF JOSLYN SHAREHOLDERS (OTHER THAN DANAHER AND ITS SUBSIDIARIES). ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL JOSLYN SHAREHOLDERS ACCEPT THE DANAHER OFFER AND TENDER THEIR SHARES TO DANAHER.

    In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors, among others, included the fact that $34 per share represents a premium of 37% over the Joslyn closing price before Danaher publicly disclosed its intent to acquire Joslyn, management's assessment with the advice of its advisors of various alternatives, and the opinion of Goldman, Sachs & Co., Joslyn's financial advisor, that the consideration of $34 per share to be received by the shareholders (other than Danaher and its subsidiaries) in the Danaher offer and the merger is fair to Joslyn shareholders. We urge shareholders to read the accompanying Goldman, Sachs opinion in its entirety.

    ACCOMPANYING THIS LETTER IS A COPY OF THE COMPANY'S AMENDMENT NO. 3 TO ITS SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9. ALSO ENCLOSED IS THE ORIGINAL AND AMENDED DANAHER OFFER TO PURCHASE AND RELATED MATERIALS, INCLUDING A LETTER OF TRANSMITTAL FOR USE IN TENDERING SHARES. WE URGE YOU TO READ THE ENCLOSED MATERIALS CAREFULLY. THE MANAGEMENT AND DIRECTORS OF JOSLYN THANK YOU FOR THE SUPPORT YOU HAVE GIVEN TO THE BOARD AND TO YOUR COMPANY.

                                          On behalf of the Board of Directors,
                                          Sincerely yours,
                                          William E. Bendix
                                          L.G. Wolski